-more- News ONEOK Announces Board Transitions Gerald B. Smith and Pattye L. Moore to Retire from ONEOK Board of Directors TULSA, Okla. – March 25, 2026 – ONEOK, Inc. (NYSE: OKE) today announced that directors Gerald B. Smith and Pattye L. Moore will retire from the company’s board of directors at the end of their current terms on May 20, 2026, the date of the company’s 2026 Annual Meeting of Shareholders. Smith will retire in accordance with ONEOK’s mandatory director retirement age policy and Moore has elected to retire. “Over the course of their many years of service, Gerald and Pattye have demonstrated a deep commitment to ONEOK and its long-term success,” said Julie H. Edwards, chair of ONEOK’s board of directors. “During their tenure, the company has undergone significant transformation and we are very grateful for the expertise, judgment and many meaningful contributions they have brought to ONEOK through that period.” Smith has served on ONEOK’s board since 2020. He was the founder, chairman and chief executive officer of Smith, Graham & Company Investment Advisors. Moore has served on ONEOK’s board since 2002. She is the former chairman of Red Robin Gourmet Burgers and former president of Sonic Corp. “On behalf of ONEOK’s management team and employees, I want to thank Gerald and Pattye for their years of service and the guidance they’ve provided,” said Pierce H. Norton II, ONEOK president and CEO. “Their counsel and oversight have helped shape the decisions that strengthened ONEOK into the premier midstream infrastructure company it is today and we’re grateful for the lasting impact they’ve made.” ---------------------------------------------------------------------------------------------------------------- At ONEOK (NYSE: OKE), we deliver energy products and services vital to an advancing world. We are a leading midstream operator that provides gathering, processing, fractionation, transportation, storage and marine export services. Through our approximately 60,000-mile pipeline network, we transport the natural gas, natural gas liquids (NGLs), refined products and crude oil that help meet domestic and international energy demand, contribute to energy security and provide safe, reliable and responsible energy solutions needed today and into the future. As one of the largest integrated energy infrastructure companies in North March 25, 2026 Exhibit 99.1

ONEOK Announces Board Transitions March 25, 2026 Page 2 -more- America, ONEOK is delivering energy that makes a difference in the lives of people in the U.S. and around the world. ONEOK is an S&P 500 company headquartered in Tulsa, Oklahoma. For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Facebook, X and Instagram. Contacts: Investor Relations: Megan Patterson 918-561-5325 ONEOKInvestorRelations@oneok.com Media Relations: Charlsey Phillips 918-510-1664 Media@oneok.com ###